Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 13th day of April, 2015, by and between BUSINESS DEVELOPMENT CORPORATION OF AMERICA, a Maryland corporation (the “Fund”), and US Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that has been elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Fund has retained USBFS to provide fund administration services to the Fund pursuant to a certain Fund Administration Servicing Agreement dated as of March 18, 2011 (the “Prior Agreement”); and

WHEREAS, the Fund and USBFS desire to amend and restate the Prior Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Fund hereby appoints USBFS as administrator of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

USBFS shall provide the following fund administration services to the Fund:

A.	General Fund Management:

(1)	Act as liaison among all Fund service providers to the extent requested by the Fund.

(2)	Audits:

a.	Prepare appropriate schedules and assist independent auditors.

b.	Provide information to the Securities Exchange Commission (the “SEC”) and facilitate audit process.

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c.	Provide office facilities.

B.	Compliance:

(1)	Regulatory and Internal Revenue Service (the “IRS”) Compliance:

a.	Monitor compliance with the 1940 Act requirements and the Fund’s status as a regulated investment company under Subchapter M, including:

i.	Maintenance of books and records under Rule 31a-3.

ii.	IRC Section 851 - 90% Qualifying income

iii.	IRC Section 851 - Fund Diversification

iv.	SEC Section 12(d) –Investment Restrictions

v.	SEC Section 55(a) - 70% Eligible Assets Requirement

vi.	SEC Section 61(a) – Asset Coverage Requirement

(2)	Maintain awareness of applicable regulatory and operational service issues.

C.	SEC Registration and Reporting:

(1)	Prepare financial statements for inclusion into Form 10Q, Form 10K and Form 8K filings.

D.	SEC Inspections:

(1)	Assist in producing materials requested by the SEC.

(2)	Maintain records of all materials produced as requested by the SEC.

E.	Financial Reporting:

(1)	Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense payments, of the determination of net asset value of the Fund’s net assets and of the Fund’s shares, and of the declaration and payment of dividends and other distributions to shareholders.

(2)	Compute the total return and expense ratio of the Fund and the Fund’s portfolio turnover rate.

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(3)	Prepare monthly financial reports, which include without limitation the following items:

a.	Schedule of Investments.

b.	Consolidated Balance Sheet.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

(4)	Prepare quarterly financial statements, which include without limitation the following items:

a.	Schedule of Investments.

b.	Consolidated Balance Sheet.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows.

f.	Tax Footnote to be updated on an annual basis.

(5)	Prepare monthly Balance Sheet Score Cards.

(6)	Coordinate certification requirements pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”).

(7)	Compute Total return calculations for market and net asset value.

3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement as follows. Prior to the date Business Development Corporation of America II (“BDCA II”) meets its “minimum offering requirement” (as that term is used in BDCA II’s prospectus dated September 8, 2014 as filed with the U.S. Securities and Exchange Commission), USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A of the Prior Agreement. Once BDCA II has met its minimum offering requirement, USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Fund shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 ½%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of the assets and property of the particular party involved.

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4.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of their organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its respective obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on their business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charters, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

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5.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, as approved by the Board of Directors of the Fund (the “Board of Directors”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

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In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

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6.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. USBFS acknowledges that it may come into possession of material nonpublic information with respect to the Fund and confirms that it has in place effective procedures to prevent the use of such information in violation of applicable insider trading laws.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Fund’s shareholders to any third party unless specifically directed by the Fund or allowed under one of the exceptions noted under the Act.

7.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years and thereafter continue for successive annual periods until terminated as provided herein. However, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. In the event, the Fund provides notice of termination within the first twelve (12) months of the date first written above, and provided no breach of any material term has occurred on the part of USBFS, the Fund will be responsible for the payment of those fees payable pursuant to Section 7 of this Agreement from the time of termination through the end of the initial twelve (12) month period. For the avoidance of doubt, such fees will be based off the Fund’s net asset value as of the date of termination and projected out to properly annualize the amount owed to USBFS and payable by the Fund. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.

8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund on and in accordance with its request. USBFS agrees to provide any records necessary to the Fund to comply with the Fund’s disclosure controls and procedures adopted in accordance with the SOX Act. Without limiting the generality of the foregoing, USBFS shall cooperate with the Fund and assist the Fund, as necessary, by providing information to enable the appropriate officers of the Fund to execute any required certifications.

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9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

10.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

11.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

12.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

13.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

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14.	Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the SOX Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism of 2001 and the policies and limitations of the Fund related to its portfolio investments as set forth in its Prospectus and SAI. USBFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

15.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund’ attorneys, form attorney-client relationships or require the provision of legal advice. The Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

16.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, upon delivery after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

777 East Wisconsin Avenue

MK-WI-J1S

Milwaukee, WI 53202

and notice to the Fund shall be sent to:

Business Development Corporation of America

405 Park Avenue, 3rd Floor

New York, NY 10022

17.	Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA	U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Peter M. Budko	By:	/s/ Joe D. Redwine
	Name: Peter M. Budko		Name: Joe D. Redwine
	Title: Chairman and Chief Executive Officer		Title: President

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Exhibit A

to the Fund Administration Servicing Agreement

Fees

Fund Accounting and Administration Services Fee, Based Upon Average Net Assets Per Fund:

9 basis points on the first $200 million

7 basis points on the next $300 million

4 basis points on the next $1 billion

2.5 basis points on the balance above $1.5 billion

Minimum annual fee*: $100,000 per portfolio

Services Included in Annual Fee Per Fund:

•	Advisor Information Source — Online access to portfolio management and compliance information
•	Daily Performance Reporting — Daily pre and post-tax fund and/or sub-advisor performance reporting

Chief Compliance Officer Support Fee:

•	$3,000 per year per service

Out-Of-Pocket Expenses:

Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs,(GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services

Available but not included above are the following services — annual legal administration (e.g., registration statement update), Section 15(c) reporting, daily compliance testing (Charles River), electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are calculated pro rata and billed monthly.

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